Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
July 25, 2017	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES SECOND QUARTER 2017 EARNINGS

Company continues to improve results

High Point, NC, July 25, 2017/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) reports sales and operating results for the second quarter ended July 1, 2017.

Second quarter 2017 financial results compared to first quarter 2017:

●	Net sales were $11.6 million compared to $11.2 million, an increase of 3.8%.
●	Gross profit margins were 23.5% compared to 20.0%.
●	Selling, general and administrative expenses were $2.7 million, or 23.6% of net sales, compared to $2.7 million, or 23.7% of net sales.
●	Net income was $14,000 compared to a net loss of $416,000.
●	Ended the quarter with $5.2 million in cash, including $631,000 in restricted cash.

Second quarter 2017 financial results compared to prior year second quarter:

●	Net sales were $11.6 million compared to $12.1 million, down 3.6%.
●	Gross profit margins were 23.5% compared to 17.1%.
●	Selling, general and administrative expenses were $2.7 million, or 23.6% of net sales, compared to $3.5 million, or 29.1% of net sales.
●	Net income was $14,000 compared to a net loss of $1.4 million.

Year-to-date second quarter 2017 financial results compared to year-to-date prior year second quarter:

●	Net sales were $22.8 million compared to $23.7 million, down 3.9%.
●	Gross profit margins were 21.8% compared to 19.4%.
●	Selling, general and administrative expenses were $5.4 million, or 23.7 % of net sales, compared to $6.8 million, or 28.7% of net sales.
●	Net loss was $402,000 compared to a net loss of $2.9 million.

Sales Overview:

Second quarter sales increased 3.8% over first quarter, yet were down 3.6% over prior year quarter and down 3.9% through the first half of 2017. The second quarter was the second consecutive quarter of growth for the company, but revenues continue to remain below target due to sourcing issues.

As an indication that past sourcing issues are beginning to be alleviated, inventories increased sequentially by $770,000 due to production that is in transit but not yet received in the company’s domestic warehouse where it can then service order backlog.

“We continue to see the signs of an inflection point in the recovery of our business with another quarter of sequential improvements in sales, gross profits and income,” stated Glenn Prillaman, President and Chief Executive Officer.

Operating Results:

Gross margins improved both sequentially and over prior year due to abnormally high discounting in both the first quarter of this year and the second quarter of last year. Improved margins in the second quarter also resulted from higher sales allowing for the absorption of fixed overhead.

Selling, general and administrative costs for the period decreased to historical lows despite $65,000 in the second quarter and $93,000 year to date in legal and professional fees associated mostly with the strategic review process with Stephens Inc. The engagement of Stephens Inc. expired in June 2017. While the Board and management are focused on implementing the company’s business plan, the Board remains committed to maximizing long term value for the company’s stockholders and will continue to evaluate strategic alternatives.

Net income for the second quarter was $14,000 versus a sequential loss of $416,000 and a prior year second quarter loss of $1.4 million. Lower discounting and cost reductions were the major factors towards improved results.

“The business is now essentially breakeven despite missing desired sales growth,” said Prillaman. “We remain debt free. We have sufficient cash to serve customers through inventory investments, which should result in continued sequential revenue growth.”

Balance Sheet:
The company remains debt free. Cash at the end of the period, including $631,000 of restricted cash, was $5.2 million, up $288,000 from year end. Working capital decreased $794,000 as inventories decreased $2.0 million since year end, partially offset by an increase in accounts receivables of $1.1 million. Payables were flat with previous year end, yet increased $1.8 million sequentially due to an abnormally high amount of production shipping late in the quarter from overseas vendors which had been overdue for several periods.

Outlook:
“Newer, more marketable product introductions developed throughout the past two years but not previously seen by the retail consumer began to sell late in the quarter,” concluded Prillaman. “We and our wholesale customers are pleased with initial results, and we expect to slowly grow revenues and demonstrate slight profitability over the remainder of 2017 as inventory availability improves.”

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry, business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety compliance costs, failure or interruption of our information technology infrastructure. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.

Consolidated Operating Results

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	July 1,	April 1,	December 31,
	2017	2017	2016

Net sales	$11,615	$11,190	$9,802

Cost of sales	8,883	8,953	7,826

Gross profit	2,732	2,237	1,976

Selling, general and administrative expenses	2,738	2,658	3,356

Operating loss	(6)	(421)	(1,380)

CDSOA proceeds	-	-	1,103
Other income, net	18	4	10
Interest income	-	-	2
Income (loss) from continuing operations before income taxes	12	(417)	(265)
Income tax (benefit) expense	(2)	(1)	36

Net income (loss)	$14	$(416)	$(301)

Diluted loss per share	$-	$(.03)	$(.02)

Diluted weighted average number of shares outstanding	14,203	14,187	14,117

STANLEY FURNITURE COMPANY, INC.

Consolidated Operating Results

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Net sales	$11,615	$12,053	$22,805	$23,736

Cost of sales	8,883	9,991	17,836	19,133

Gross profit	2,732	2,062	4,969	4,603

Selling, general and administrative expenses	2,738	3,508	5,396	6,819

Operating loss	(6)	(1,446)	(427)	(2,216)

Other income, net	18	6	22	11
Interest expense, net	-	-	-	109
Income (loss) from continuing operations before income taxes	12	(1,440)	(405)	(2,314)
Income tax (benefit) expense	(2)	(48)	(3)	563

Net income (loss)	$14	$(1,392)	$(402)	$(2,877)

Diluted income (loss) per share	$-	$(.10)	$(.03)	$(.20)

Diluted weighted average number of shares	14,203	14,083	14,196	14,164

STANLEY FURNITURE COMPANY, INC.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	July 1,	December 31,
	2017	2016

Assets
Current assets:
Cash and equivalents	$4,532	$4,212
Restricted cash	631	663
Accounts receivable, net	4,561	3,492
Finished Goods Inventory, net	20,930	22,951
Prepaid expenses and other current assets	851	729

Total current assets	31,505	32,047

Property, plant and equipment, net	1,521	1,606
Other assets	2,740	2,868

Total assets	$35,766	$36,521

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,687	$5,674
Accrued expenses	2,962	2,723

Total current liabilities	8,649	8,397

Other long-term liabilities	7,419	8,142

Stockholders' equity	19,698	19,982

Total liabilities and stockholders' equity	$35,766	$36,521

STANLEY FURNITURE COMPANY, INC.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	July 1,	July 2,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$21,801	$25,087
Cash paid to suppliers and employees	(21,453)	(26,028)
Income taxes paid, net	-	(262)
Interest paid, net	(26)	(199)
Net cash provided (used) by operating activities	322	(1,402)

Cash flows from investing activities:
Decrease in restricted cash	32	-
Proceeds from surrender of corporate-owned life insurance policies	-	28,139
Purchase of other assets	(10)	-
Other, net	25	(14)
Net cash provided by investing activities	47	28,125

Cash flows from financing activities:
Payment of insurance policy loans	-	(5,495)
Payment of dividends	(49)	-
Purchase and retirement of common stock	-	(1,012)
Stock purchase and retirement for tax withholdings on vesting of restricted awards	-	(14)
Net cash used by financing activities	(49)	(6,521)

Cash flows from discontinued operations:
Net cash used by discontinued operations	-	(7)

Net increase in cash and equivalents	320	20,195
Cash and equivalents at beginning of period	4,212	6,497

Cash and equivalents at end of period	$4,532	$26,692

Reconciliation of net loss to net cash provided (used) by operating activities:
Net loss	$(402)	$(2,877)

Depreciation and amortization	229	234
Stock-based compensation	(66)	117
Changes in assets and liabilities	561	1,124
Net cash provided (used) by operating activities	$322	$(1,402)